NEWS RELEASE                                 For Additional Information Contact:
                                             Paul M. Drewek, CFO
FOR IMMEDIATE RELEASE                        (920) 727-8566
                                             Richard C. Fischer, CEO
                                             (920) 727-8551


            OUTLOOK GROUP REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Neenah, Wis., July 17, 2003.....Outlook Group Corp. (NASDAQ/NMS: OUTL) today reported net sales of $14,100,000 for the fourth quarter ended May 31, 2003, compared to sales of $15,694,000 for the same period in the prior year. The company reported a net loss of $835,000 or $(0.25) per diluted share for the fourth quarter of fiscal 2003, compared to earnings of $511,000 or $0.15 per diluted share for the same period in the prior year. Results for the fourth quarter of fiscal 2003 include an after-tax impairment charge of $243,000 or $(0.07) per diluted share for the write-off of technology related to the company's acquisition of Paragon Direct in June 2002. The results also include direct start-up costs of approximately $650,000 related to a new client. The net earnings for the fourth quarter of fiscal 2002 include after-tax recovery of legal settlement expenses of $83,000 or $0.02 per diluted share.

For fiscal 2003, Outlook Group reported net sales of $61,014,000, compared to sales of $67,207,000 for the prior year. The company reported a net loss of $567,000 or $(0.17) per diluted share for fiscal 2003, compared to a profit of $663,000 or $0.19 per diluted share in the prior year. In addition to the items discussed above, the results for fiscal 2003 include a cumulative effect after-tax charge of $236,000 or $(0.07) per diluted share related to the impairment of goodwill as a result of the adoption of SFAS 142. The results for fiscal 2002 include net after-tax facility and legal settlement expenses of $550,000 or $(0.16) per diluted share.

Joseph J. Baksha, president and chief operating officer of Outlook Group, said the lower fourth quarter results were due to start-up expenses for three new long-term contracts and significant reductions in sales to three other major customers during the quarter.


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"We are continuing to pursue our strategy to differentiate Outlook Group in the market by focusing on long-term contracts for complete supply chain management services. The foundation of this strategy is the bundling of our printing, packaging, mailing list development and direct mail services into an integrated package that provides a complete turnkey solution for our customers. We have added three major contracts for these services within the past four months," said Baksha.

Baksha said Outlook Group's fourth quarter sales were impacted by significantly reduced direct marketing activities of two major customers. In addition, a third major customer moved an operation to a new facility, which curtailed production during the transition. This operation is now back in production and Outlook Group sales to this customer have also resumed.

"In the fourth quarter of fiscal 2003, we made significant investments in training current and new employees to service the new major accounts, without the benefit of corresponding increases in sales to help offset them. These are investments in the future of Outlook Group. The printing industry continues to be adversely affected by the slow economy, overcapacity and intense pricing pressures. As a result, printing has become a commodity. We believe our expertise in complete supply chain management services adds value to our client relationships and provides opportunities to improve sales and profitability over the long term," said Baksha.

Baksha said the start-up costs for the new long-term contracts will continue into the first quarter of fiscal 2004. New contracts with International Masters Publishers, Premium Standard Farms and Service Graphics are expected to provide over $14 million in sales in fiscal 2004, subject to changes in customers' indications and other developments.

"In fiscal 2003, we initiated quarterly cash dividend payments for the first time in our history. We have a solid balance sheet, existing long-term contracts that accounted for over 40% of our fiscal 2003 sales, and major new contracts that begin in fiscal 2004. This solid base helps to provide stability in a challenging industry environment, as well as potential for future long-term growth," said Richard C. Fischer, chairman and chief executive officer.


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Outlook Group Corp. is a printing, packaging and direct marketing company offering a variety of related services to clients in markets including contract packaging, collateral information management and distribution, direct marketing components and services, packaging components and materials, and specialty print related services. The company leverages its core competencies by cross-selling services to provide a single-source solution for its clients.

The discussions of potential future occurrences and operations, and other statements in the future tense or using terms such as "believe," "expect," or "anticipate," in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated. Outlook's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect Outlook's future operations, including: possible changes in customer relationships, and related financing; possible termination of contracts; the need to complete the transitions to the new customer contracts, and the need to achieve and maintain satisfactory performance thereunder; continuing effects of the consolidation of operations in Neenah; potential inability to achieve expected cost savings or delays in their achievement; changes in project mix and timing; the effects of industry competition, overcapacity and acquisition activity; slowdowns in general market and economic conditions, and changes in other world and national conditions; and the possible need for future capital investments or equipment enhancements, and related financing. Readers are urged to consider these factors carefully in evaluating the forward-looking statements.



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                               OUTLOOK GROUP CORP.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (in thousands, except share and per share amounts)

                                                         THREE-MONTH PERIOD ENDED                TWELVE-MONTH PERIOD ENDED
                                                      -------------------------------         -------------------------------
                                                        MAY 31,              May 31,            MAY 31,             May 31,
                                                         2003                 2002               2003                2002
                                                         ----                 ----               ----                ----

Net sales                                             $    14,100         $    15,694         $    61,014         $    67,207
Cost of goods sold                                         12,392              12,267              50,760              55,032
                                                      -----------         -----------         -----------         -----------
    Gross profit                                            1,708               3,427              10,254              12,175
Selling, general and
    administrative expenses                                 3,280               2,980              11,013              10,714
Facility relocation and legal
   settlement expenses                                          -                (120)                  -                 835
                                                      -----------         -----------         -----------         -----------
Operating profit (loss)                                    (1,572)                567                (759)                626
Other income (expense):
    Interest expense                                          (16)                  -                 (17)                (61)
    Interest and other income                                 187                 176                 219                 439
                                                      -----------         -----------         -----------         -----------
Earnings (loss) from operations
    before income taxes  and cumulative
    effect of change in accounting principle               (1,401)                743                (557)              1,004
Income tax expense (benefit)                                 (566)                232                (226)                341
                                                      -----------         -----------         -----------         -----------
Net earnings (loss) before cumulative
    effect of change in accounting principle                 (835)                511                (331)                663
Cumulative effect of change in
    accounting principle (net of tax)                           -                   -                (236)                  -
                                                      -----------         -----------         -----------         -----------
Net earnings (loss)                                   $      (835)        $       511         $      (567)        $       663
                                                      ===========         ===========         ===========         ===========
Net earnings (loss) per share:
    Basic -- before cumulative effect of
       change in accounting principle                 $     (0.25)        $      0.15         $     (0.10)        $      0.20
    Cumulative effect of change in
       accounting principle (net of tax)                        -                   -               (0.07)                  -
                                                      -----------         -----------         -----------         -----------
    Basic net earnings (loss) per share               $     (0.25)        $      0.15         $     (0.17)        $      0.20
                                                      ===========         ===========         ===========         ===========
    Diluted-- before cumulative effect of
       change in accounting principle                 $     (0.25)        $      0.15         $     (0.10)        $      0.19
    Cumulative effect of change in
       accounting principle (net of tax)                        -                   -               (0.07)                  -
                                                      -----------         -----------         -----------         -----------
    Diluted net earnings (loss) per share             $     (0.25)        $      0.15         $     (0.17)        $      0.19
                                                      ===========         ===========         ===========         ===========
Weighted average number of shares outstanding:
    Basic                                               3,360,319           3,348,319           3,353,875           3,395,459
                                                      ===========         ===========         ===========         ===========
    Diluted                                             3,384,549           3,386,110           3,394,034           3,422,180
                                                      ===========         ===========         ===========         ===========


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              SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
                             (Dollars in thousands)

                                                      MAY 31, 2003                May 31, 2002
                                                      ------------                ------------

Total current assets                                 $       17,388               $      17,439
Total current liabilities                            $        6,241               $       4,299
Total long-term debt (including
     current maturities)                             $        1,500               $           -
Shareholders' equity and redeemable equity           $       30,248               $      31,365
Current ratio                                                  2.79                        4.06
Long-term debt to total capitalization                          4.7%                        0.0%




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